Exhibit 99.1

August 6, 2014

To My Fellow Hasbro Employees and Shareholders Worldwide,

I wanted to let you know that I have been diagnosed with prostate cancer and have been undergoing treatment from tremendously talented health professionals. More recently, I received great health reports that show no current presence of the disease and my doctors tell me my prognosis is excellent. Out of an abundance of caution and following the latest breakthroughs in medical treatment, I will participate in one additional round of chemotherapy this year. I will likely temporarily lose my hair for a period of months and I wanted you to know so you would not be surprised when you see me.

I will update you if anything changes. Respectfully, I am asking you not to inquire or discuss this news with me or among yourselves beyond today's correspondence. As I am sure you each can appreciate, my treatment remains a private matter for me and my family.

Hasbro's Board of Directors has been briefed and is fully supportive. I will continue to enthusiastically fulfill all my responsibilities as Hasbro's President and CEO on a full-time basis with no interruption in my tenure. Most importantly, I remain energized and driven to see Hasbro successfully execute our strategic global brand blueprint we have created together and built over the past several years. We are on our way to becoming the world's best branded play company.

Thanks very much,
Brian